UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2006

GOLDEN GRAIN ENERGY, LLC

(Exact name of small business issuer as specified in its charter)

Iowa	000-51177	02-0575361
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1822 43rd Street S.W. Mason City IA 50401
(Address of principal executive offices)

(641) 423-8525
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On January 30, 2006, Golden Grain Energy, LLC (the “Company”) amended its credit agreement dated January 16, 2004 with Home Federal Savings Bank.  The Second Amendment to the Credit Agreement increased the revolving commitment amount to $6,500,000 and extends the term of the revolving credit to April 1, 2007.  The revolving credit loans carry an interest rate of prime plus 0.65%, and establishes five individual letters of credit in favor of Hartland Fuel Products, L.L.C. (“Hartland”).  Hartland is our broker for ethanol swaps.

On January 30, 2006, the Company entered into a Future Advance Mortgage for $3,975,000.  The loan bears interest at 7.95% and is payable in full not later than January 30, 2007.  In connection with the Future Advance Mortgage, we entered into a pledge agreement pursuant to which we must pledge the 3,000,000 units we redeemed from Fagen Energy, Inc.

On January 31, 2006, the Company entered into an agreement with Fagen Energy, Inc., a Minnesota corporation providing from the redemption of 3,000,000 Class A membership units (the “Units”) from Fagen Energy, Inc.  The redemption price for the Units is $2.625 per Unit, or a total of $7,875,000.  The redemption was completed on February 1, 2006.

Fagen Energy, Inc. is an affiliate of Fagen, Inc., the design-builder for the Company’s ethanol plant and a member of the Company.  Fagen, Inc. is also expected to serve as the design-builder on the Company’s planned expansion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN GRAIN ENERGY, LLC

February 3, 2006	/s/ Walter Wendland
Date	Walter Wendland, President